Exhibit 99	Contact: Frank J. Murdolo
Vice President – Investor Relation
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. REPORTS
FISCAL SECOND QUARTER 2010 EARNINGS PER SHARE OF $0.61,
INCLUDING A NET $0.24 PER SHARE CHARGE FOR ONE-TIME ITEMS

NEW YORK, October 20, 2009 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that diluted earnings per share equaled $0.61 in the second quarter of fiscal 2010.  Reported earnings per share includes a charge for a new product license fee of $100.0 million, or $0.33 per share net of tax, related to the previously announced product collaboration agreement with Nycomed for Daxas® (roflumilast) for the treatment of Chronic Obstructive Pulmonary Disease (COPD) and a charge of $20.0 million or $0.04 per share net of tax, as part of the previously announced settlement with Caraco Pharmaceutical Laboratories related to the legal proceedings for Lexapro®.  Offsetting these charges was the receipt of an upfront licensing payment of $40.0 million, or $0.13 per share net of tax, related to the previously announced product collaboration agreement with AstraZeneca to co-develop and commercialize ceftaroline in all markets outside of the United States, Canada and Japan. Reported diluted earnings per share in the second quarter of fiscal 2009 quarter were $0.80.

Net sales for the quarter increased 4.0% to $962.7 million, from $925.6 million in the year-ago period.  Sales of Lexapro® (escitalopram oxalate), an SSRI for the initial and maintenance treatment of major depressive disorder in adults and adolescents and generalized anxiety disorder in adults were $566.0 million, a decline of 3.1% from the year-ago period. Namenda®, an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $275.3 million during the quarter, an increase of 11.9% from last year’s second quarter.  Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, were $40.7 million.  Bystolic was launched in January 2008, and sales in last year’s fiscal second quarter were $14.2 million.  The Company’s newest product, Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) for the management of fibromyalgia, which was launched in late April 2009, recorded sales of $10.2 million.  Contract revenue increased 7.2% to $50.6 million, principally due to Benicar® (olmesartan medoxomil) co-promotion income of $46.6 million, an increase of 2.7% compared to last year’s second quarter.  Per the agreement with Daiichi Sankyo, active co-promotion of Benicar ended in the first quarter of fiscal 2009 and the Company now receives a gradually reducing residual royalty until the end of March 2014.  Other income of $41.2 million reflects the $40.0 million upfront licensing payment from AstraZeneca.  Interest income of $9.4 million decreased from $19.2 million reported in the year-ago period, due to lower interest rates earned on the Company’s short duration portfolio.

Selling, general and administrative expense for the current quarter was $324.9 million as compared to $326.3 million in the year-ago quarter.   The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our most recently launched products, Bystolic and Savella.  Research and development spending for the current quarter was $263.1 million as compared to $146.4 million reported in the second quarter of the prior fiscal year.  Spending in the quarter includes the upfront license payment of $100.0 million to Nycomed in connection with the product collaboration agreement for Daxas.  Excluding the licensing fee payment, R&D spending increased 11.4% for the quarter.  The quarter also included product development milestone payments of $29.9 million compared to $36.3 million of milestones in the prior year’s quarter.

Income tax expense for the quarter was $68.1 million, reflecting a quarterly effective tax rate of 26.7%.  The higher quarterly rate was the result of the one-time items. Reported net income for the quarter ended September 30, 2009 was $186.7 million compared to $244.1 million reported for last year’s second quarter.

Diluted shares outstanding at September 30, 2009 were 303,530,000, a reduction of approximately 2.4 million shares compared to the year-ago period due mainly to the Company’s share repurchase program.  There were no share repurchases during the current quarter.

Six Month Results

Revenues for the six months ended September 30, 2009 increased 5.8% to $2.1 billion from $1.9 billion in the prior year.

Net income for the six months ended September 30, 2009 decreased 7.7% to $449.6 million from net income of $487.0 million reported in the six months of the prior year, principally due to the net one-time charges in the current quarter.  Reported diluted earnings per share decreased 6.9% to $1.48 in the current year’s first six months as compared to diluted earnings per share of $1.59 in last year’s six months.

Fiscal 2010 Guidance

The Company now expects that diluted earnings per share for the fiscal year ending March 31, 2010, excluding the net one-time charges in the current quarter of $0.24 per share, will be in the range of $3.40 to $3.50.  The revised guidance maintains total revenues of $4.1 billion excluding the AstraZeneca license payment, and reflects incremental SG&A expense attributable to pre-launch spending for Daxas and total R&D spending, excluding the Daxas license payment, of $610 million, including a third Phase III study for aclidinium and total milestone expense of $80 million.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “During the quarter we continued to make strong progress on two key areas in support of sustaining long-term growth prospects for the Company.  Our currently promoted key products saw a continuation of solid performance that has either met or exceeded our expectations, especially for our newest products, Bystolic and Savella.  Regarding our new product development pipeline, we were very pleased to announce the completion of two important product collaborations during the quarter.  The first is a collaboration with AstraZeneca to co-develop and commercialize our novel broad-spectrum cephalosporin, ceftaroline, in all markets outside of the United States, Canada and Japan.  We believe AstraZeneca’s expertise in the anti-infective field together with their first-class global sales and marketing organization will help bring this important therapeutic, if approved, to patients with severe skin and respiratory infections worldwide.  The second collaboration agreement is with Nycomed to commercialize Daxas in the United States.  Daxas is a PDE4 enzyme inhibitor and represents the first in a new class of agents to treat COPD.  Nycomed has demonstrated great dedication in developing Daxas and submitted an NDA with the FDA in July.  If approved, Daxas would be the first new oral agent available to patients for this debilitating disease.

In addition to the two product collaborations completed during the quarter we made important progress with three other products currently in development.  Phase III studies commenced for F2695, a proprietary selective norepinephrine and serotonin reuptake inhibitor, for the treatment of patients with depression and additional Phase III studies commenced for dutogliptin, a proprietary dipeptidyl-peptidase-4 (DPP-4) inhibitor, for the treatment of patients with Type II diabetes.

Lastly, we and our partner Almirall today announced that the ongoing three-month Phase III study of two different BID doses of aclidinium in patients with moderate to severe COPD will be completed in the first quarter of 2010 and that enrollment will begin shortly for two additional Phase III studies with similar dosing regimens.

As is evident from these important expansions and advancements of our late-stage development pipeline we continue to believe that we are well on our way to building a portfolio of new products that could ultimately generate levels of sales and earnings to secure long-term growth for our Company.”

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below. This information is intended to enhance an investor's overall understanding of the Company's past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

	THREE MONTHS		SIX MONTHS
	ENDED		ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2009	2008	2009	2008
Reported Diluted Earnings Per Share:	$0.61	$0.80	$1.48	$1.59
Specified items, per share, net of tax:
Termination of Azor® co-promotion	-	-	-	0.08
Licensing Payment to Nycomed for Daxas	0.33	-	0.33	-
Settlement Payment to Caraco Related to Lexapro	0.04	-	0.04	-
Upfront Licensing Payment Received from AstraZeneca for Ceftaroline	(0.13)	-	(0.13)	-

Adjusted Non-GAAP Diluted Earnings Per Share:	$0.85	$0.80	$1.72	$1.67

Forest will host a conference call at 10:00 AM EDT today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EDT on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until November 4, 2009 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International), Conference ID: 32976879.

About Forest Laboratories and Its Products

Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people’s lives.  In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS		SIX MONTHS
	ENDED SEPTEMBER 30		ENDED SEPTEMBER 30
	(In thousands, except per share amounts)
	2009	2008	2009	2008
Revenues:
Net sales	$962,714	$925,570	$1,910,956	$1,819,315
Contract revenue	50,590	47,210	98,299	101,363
Interest income	9,411	19,194	21,611	37,424
Other income	41,219	532	41,219	1,248
Net revenues	1,063,934	992,506	2,072,085	1,959,350

Costs and expenses:
Cost of goods sold	221,161	205,001	437,905	402,342
Selling, general and administrative	324,924	326,261	636,731	669,215
Research and development	263,079	146,357	410,205	258,469
	809,164	677,619	1,484,841	1,330,026

Income before income tax expense	254,770	314,887	587,244	629,324
Income tax expense	68,108	70,801	137,684	142,318
Net income	$186,662	$244,086	$449,560	$487,006

Net income per share:
Basic	$0.62	$0.80	$1.48	$1.59
Diluted	$0.61	$0.80	$1.48	$1.59

Weighted average number of shares outstanding:
Basic	302,983	304,814	302,952	306,146
Diluted	303,530	305,938	303,443	307,126